Exhibit 10.1

June 15, 2022

Dino Xykis

XXXXX

XXXXX

Re: Interim CEO Letter Agreement

Dear Dino:

This letter agreement (“Agreement) sets forth the terms and conditions of your appointment as Interim Chief Executive Officer (“Interim CEO”) of Power Solutions International, Inc. (“PSI” or the “Company”) reporting to the Board of Directors of PSI. The terms of this Agreement are in addition to the terms and conditions of your Employment Agreement with PSI, dated March 15, 2021 (“2021 Employment Agreement”), which agreement shall remain in full force and effect and continue to govern your employment as the Company’s Chief Technical Officer (“CTO”). The terms of this Agreement for your appointment to Interim CEO are stated below and once accepted by both parties shall be binding on you and the Company.

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Start date and term: You will assume the role of Interim CEO on June 1, 2022 (“Effective Date”) and act as Interim CEO until such time as a successor CEO is appointed by the Board of Directors (hereinafter the “Term”). Notwithstanding the foregoing, your role as Interim CEO is an “at will” position, which can be terminated at any time by the Board of Directors.

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Duties: During the Term, you will serve as the Company’s Interim CEO, with overall responsibility for the day-to-day operations, business and affairs of the Company and such other duties as are normally commensurate with executive’s position in the industry of the Company or as otherwise directed by the Board of Directors.

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Compensation: During the Term, you will be paid as a bonus, in addition to your normal salary, $5,000 per month, paid semi-monthly (the “Bonus Payment”). If on the date the Term ends you have not received at least $25,000 on a pre-tax basis (the “Minimum Bonus Payment”), the Company agrees to continue paying you the Bonus Payment on the same semi-monthly schedule until you have received the Minimum Bonus Payment, subject to your continued employment with the Company on each payment date. If you are terminated without Cause (as defined in the 2021 Employment Agreement) from your positions as Interim CEO and CTO prior to the date you have received the Minimum Bonus Payment, you will be entitled to continue receiving Bonus Payments on a semi-monthly schedule until you have received the Minimum Bonus Payment.

201 Mittel Drive, Wood Dale, IL 60191

1.630.350.9400 (Main) – 1.630.350.9900 (Fax) - www.psiengines.com

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Subject to the approval of the Compensation Committee of the Board of Directors and approval by the Company’s stockholders of the 2012 Incentive Compensation Plan, as amended and restated (the “Stock Plan”), you shall be eligible to receive an award of 3,333 Stock Appreciation Rights (“SARs”) per month during the Term (the “SARs Award”). The initial SARs Award shall be 20,000 SARs (the “Minimum SARs Award”), which shall vest on the one-year anniversary of the award’s grant date, subject to your continued service with the Company through the vesting date. Notwithstanding the foregoing, if following the grant date the Company terminates your employment without Cause (as defined under the Stock Plan), the Minimum SARs Award shall immediately vest in full and be exercisable in accordance with the Stock Plan and your award agreement. Following the approval of the Stock Plan by the Company’s stockholders, except as stated herein, the Compensation Committee shall meet at its earliest convenience concerning the approval of the grant of the Minimum SARs Award. At the end of the Term, if greater than 6 months, the Compensation Committee shall meet to approve the grant of any additional SARs of the SARs Award you became eligible to receive in the month(s) following the 6th month anniversary of the Effective Date, with a vesting date of one-year from the grant date after the end of the Term, subject to your continued service with the Company through the vesting date. The terms and conditions of the SARs Awards will be detailed in a separately entered stock award agreements. The SARs Awards shall be subject to the terms and conditions of the Stock Plan, when in effect, and legend restrictions as agreed by the Compensation Committee.

By signing in the places designated below, both parties agree to be bound by the terms and conditions of this Agreement.

Sincerely,

Signature:	/s/ Fabrizio Mozzi
Fabrizio Mozzi, Chairman of the Board

Accepted:	/s/ Dino Xykis Dated: 06/15/2022
Constantine (Dino) Xykis

Accepted:	/s/ Fabrizio Mozzi Dated: 06/15/2022
Fabrizio Mozzi, Chairman of the Board

201 Mittel Drive, Wood Dale, IL 60191

1.630.350.9400 (Main) – 1.630.350.9900 (Fax) - www.psiengines.com